Exhibit (a)(5)(vi)

News                  News                  News                  News                  News                  News

First Financial Bancorp Extends Tender Offer From 5 P.M.

To Midnight On December 2, 2005, And Announces

Additional Information Regarding The Tender Offer

HAMILTON, Ohio – November 18, 2005 – First Financial Bancorp. (Nasdaq – FFBC), which commenced a modified “Dutch Auction” tender offer on November 3, 2005, to purchase up to 3,250,000 of its common shares at a price per share not less than $17.50 and not greater than $19.50, announced today an extension of its tender offer from 5:00 p.m. to 12:00 midnight, New York City time, on Friday, December 2, 2005, as well as certain additional information for shareholders regarding the tender offer. First Financial has filed today an amendment to its Schedule TO regarding, among other things, such extension and additional information.

The tender offer, which was originally due to expire at 5:00 p.m., New York City time, on Friday, December 2, 2005, has been extended seven hours and will now expire at 12:00 midnight, New York City time, on Friday, December 2, 2005, unless First Financial further extends the tender offer. This change was made in order to ensure that the information contained in the Schedule TO filed by First Financial on November 3, 2005, and the information in this press release and in the amendment to its Schedule TO being filed today is available to shareholders for a sufficient period of time prior to the expiration of the tender offer, in accordance with regulations of the Securities and Exchange Commission. All terms and conditions of the Offer to Purchase, Letter of Transmittal, and related materials distributed to shareholders continue to apply to the tender offer, as extended.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL FIRST FINANCIAL BANCORP COMMON SHARES. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT THE COMPANY HAS DISTRIBUTED TO ITS SHAREHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS, AS REVISED BY THE AMENDMENTS TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND RELATED MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON THE DATE HEREOF, BECAUSE THEY CONTAIN

IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO,” THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT THE FIRST FINANCIAL BANCORP HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS AMENDED ON THE DATE HEREOF, AT THE COMMISSION’S WEBSITE AT www.SEC.GOV OR BY CALLING GEORGESON SHAREHOLDER COMMUNICATIONS INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT (800) 645-3320. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

A $3.7 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates First Financial Bank, N.A. with a total of 104 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate. Insurance services are offered through First Financial Insurance.

First Financial Bancorp

P.O. Box 476

Hamilton, OH 45012

Analyst Contact: J. Franklin Hall

513-867-4954

frank.hall@ffbc-oh.com

Media Contact: Cheryl R. Lipp

513-867-4929

cheryl.lipp@comfirst.com